 EXHIBIT 99.2

For Immediate Release	Contact:

February 7, 2008	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO, INC. ANNOUNCES AN INCREASED QUARTERLY CASH DIVIDEND ON COMMON SHARES

Pawtucket, R.I. (February 7, 2008) -- Hasbro, Inc. (NYSE:HAS) announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per common share, an increase of $0.04 per share or 25% from the previous quarterly dividend of $0.16 per common share.  The dividend will be payable on May 15, 2008 to shareholders of record at the close of business on May 1, 2008.

“The Board’s decision to increase the dividend, recognizes the Company’s continued strong earnings and cash flow, and demonstrates Hasbro’s commitment to returning excess cash to shareholders,” said Alfred J. Verrecchia, President and Chief Executive Officer.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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